Exhibit 23.3

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-212366) of our report dated February 16, 2016 relating to the consolidated balance sheets of SG2 Holdings, LLC and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year ended December 31, 2015 and for the period from September 5, 2014 (Date of Inception) to December 31, 2014, and of our report dated February 16, 2016, relating to the consolidated balance sheet of NS Solar Holdings, LLC and Subsidiary as of December 31, 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for the period from April 30, 2015 (Date of Acquisition) to December 31, 2015, which appear in 8point3 Energy Partners LP’s Transition Report on Form 10-K/A for the transition period from December 28, 2014 to November 30, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

August 24, 2016